Exhibit 10.5

December 29, 2008

Mr. J. Scott Kamsler

Dear Scott:

This letter sets forth the terms of your continued employment with Exar Corporation (“Exar”) as Senior Vice President and Chief Financial Officer, reporting to Pete Rodriguez, President and Chief Executive Officer, and amends and restates in its entirety the letter agreement between you and Exar dated January 18, 2007. Your annual salary will continue to be $290,000 paid bi-weekly in accordance with Exar’s standard payroll practices.

You have been included in the FY2009 Executive Incentive Compensation Program, effective from March 31, 2008 through March 29, 2009. Your target award is 50% of your annual base salary with a maximum payout of 100% of your annual base salary. Your actual bonus will be determined and paid in accordance with the terms of the program.

Your equity awards are subject to the terms and conditions set forth in the applicable award agreements.

In the event there is a Change of Control and your employment is terminated within twelve (12) months following the Change of Control date either by Exar without Cause or by you for Good Reason, (i) all options, restricted stock unit awards and other equity-based awards granted to you by Exar, to the extent then outstanding and otherwise unvested, will immediately vest, and (ii) you will be entitled to receive, within sixty (60) days following your termination and subject to all applicable withholdings, a lump sum severance payment equal to the greater of (a) one year’s base salary or (b) one month’s base salary for each year of completed service with Exar, to a maximum aggregate severance payment equal to two years’ base salary; provided, however, that Exar’s obligation to provide such accelerated vesting and such severance payment shall be contingent upon your providing to Exar, within twenty-one (21) days following your last day of employment with Exar, a valid, executed general release agreement in the form attached to the Company’s Executive Officers’ Group II Change of Control Severance Benefit Plan in effect on the date hereof, and such release agreement not having been revoked by you pursuant to any revocation rights afforded by applicable law. For purposes of this letter agreement, the term “Exar” shall include any successor of Exar following a Change of Control.

As used herein, the term “Cause” means (i) your conviction of any felony or conviction of any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against Exar; (iii) conduct by you which, based upon a good faith and reasonable factual investigation and determination by Exar, demonstrates gross incompetence; or (iv) intentional, material violation by you of any contract between you and Exar or any statutory duty of you to Exar that is not corrected within thirty (30) days after written notice to you thereof. Physical or mental disability shall not constitute “Cause.”

As used herein, the term “Good Reason” means, without your express written consent, (i) a material diminution in your authority, duties or responsibilities or (ii) a material diminution in your base compensation, provided that any such diminution shall not constitute “Good Reason” unless both (x) you provide written notice to Exar of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) Exar fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of your employment with Exar shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the condition claimed to constitute “Good Reason.”

As used herein, the term “Change of Control” means (i) a dissolution or liquidation of Exar; (ii) a merger or consolidation in which Exar is not the surviving corporation; (iii) a reverse merger in which Exar is the surviving corporation but the shares of Exar’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iv) any other capital reorganization in which more than thirty-five percent (35%) of the shares of Exar entitled to vote are exchanged, excluding in each case a capital reorganization in which the sole purpose is to change the state of incorporation of Exar; (v) a transaction or group of related transactions involving the sale of all or substantially all of Exar’s assets; or (vi) the acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by Exar or any Exar subsidiary) of the beneficial ownership, directly or indirectly, of securities of Exar representing more than thirty-five percent (35%) of the combined voting power in the election of directors. For purposes of this paragraph, acquisition of ownership interests by any employee of Exar or its subsidiaries, whether through a “management buy-out” or otherwise, shall not constitute a “Change of Control.”

It is intended that any amounts payable under this letter agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject you to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this letter agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you.

Please sign and date in the space provided below to indicate your acceptance of the terms set forth herein and return one copy to Diane Hill, fax (510) 668-7011.

Sincerely,	Agreed and Accepted:

/s/ Diane Hill	/s/ J. Scott Kamsler	Dec-31-2008
Diane Hill	J. Scott Kamsler	Date
Vice President Human Resources	Feb-19-2007
Start Date